EXHIBIT 4.3

REPUBLIC BANCORP, INC.

2025 STOCK INCENTIVE PLAN

Effective as of the Effective Date (as defined below), Republic Bancorp, Inc. (the "Company") hereby establishes the Republic Bancorp, Inc. 2025 Stock Incentive Plan (the "Plan") as a successor to the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “2015 Plan”), for the benefit of its and its subsidiaries' employees and directors, as set forth below.  As of the Effective Date, the 2015 Plan is hereby merged with an into the Plan and no additional grants shall be made under the 2015 Plan.  Outstanding Awards under the 2015 Plan shall continue in effect according to their terms as in effect prior to the Plan merger (subject to any amendments as the Committee determines, consistent with the 2015 Plan) and the shares with respect to outstanding Awards under the 2015 Plan shall be issued or transferred under this Plan and accounted for under Section 3.

Section 1 — PURPOSE

The purpose of the Plan is to promote the interests of the Company and its shareholders by providing a means to attract, retrain and motivate employees and directors of the Company and its subsidiaries, and to encourage stock ownership in the Company by such individuals and provide them with a means to acquire a proprietary interest in the Company.

Section 2 — DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings below unless the context clearly indicates otherwise:

2.1"Award" shall mean any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right (SAR) or Performance Share or Performance Share Unit Award granted to a Participant under the Plan.

2.2"Award Agreement" shall mean a certificate of grant or, if there are promises required of the recipient of an Award, a written agreement, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

2.3"Bank" shall mean Republic Bank & Trust Company.

2.4"Board of Directors" shall mean the Board of Directors of the Company.

2.5"Change of Control" of the Company shall mean (i) an event or series of events which have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or the Bank representing a greater percentage of the combined voting power of the Company's or Bank's then outstanding stock, than the Trager Family Members as a group; (ii) an event or series of events which have the effect of decreasing the Trager Family Members' percentage ownership of the combined voting power of the Company's or Bank's then outstanding stock to less than 25%; or (iii) the business of the Company or Bank is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.  A Change in Control shall also be deemed to occur if (i) the Company or Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control, (iii) the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Plan has occurred.  For purposes of this paragraph, "Trager Family Member" shall mean Steven E. Trager, Jean S. Trager and any of their lineal descendants, and any corporation, partnership, limited liability company or trust the majority owners or beneficiaries of which are directly or indirectly through another entity, Steven E. Trager, Jean S. Trager, or one or more of their lineal descendants, including specifically but without limitation, The Jaytee Properties Limited Partnership and TeeBank Family Limited Partnership.

2.6"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

2.7"Committee" shall mean (i) the entire Board of Directors with respect to Awards to Directors, (ii) the Compensation Committee of the Board of Directors with respect to Employee Awards to Named Executives or persons then subject to Section 16 of the Exchange Act ("Reporting Persons"), and (iii) with respect to all other Awards, the Compensation Committee of the Board of Directors, the Chairman of the Board, or Chief Executive Officer of the Company.  Until and unless another delegation is provided for in a Board action or the following committee does not meet the non-employee, outside director requirement of clause (ii) in the preceding sentence, the Committee with respect to Named Executive and Reporting Persons Awards shall be the Compensation Committee appointed by the Board of Directors.  For purposes of this Section, (A) "Outside Director" means a Director of the Company who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Code Section 162(m)), is not a former employee of the Company or an "affiliated corporation" who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, was not an officer of the Company or an "affiliated corporation" at any time, and does not currently receive remuneration from the Company or an "affiliated corporation," either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Code Section 162(m); and (B) "Non-Employee Director" means a Director of the Company who either (i) is not a current Employee or officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K.

2.8"Company" shall mean Republic Bancorp, Inc.

2.9"Director" shall mean a member of the Board of Directors of the Company or a Subsidiary.

2.10"Disability" shall mean permanent disability within the meaning of Section 22(e)(3) of the Code.  The determination of the Committee or any question involving disability shall be conclusive and binding.

2.11"Dividend Equivalent" means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Award by the per-share cash dividend, or the per-share fair market value of any dividend in consideration other than cash (as determined by the Committee), paid by the Company on Stock, as described in Section 8.5.  If interest is credited on accumulated dividend equivalents, the term "Dividend Equivalent" shall include the accrued interest. Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right.

2.12"Employee" shall mean an employee of the Company or any of its Subsidiaries.

2.13"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14"Exercise Period" shall mean the period from the Grant Date to the date when an Option or SAR expires as stated in the terms of the Award Agreement.

2.15"Fair Market Value" shall mean as of any date, the value of a share of Stock determined as follows:

(a)If the Stock is listed on any established stock exchange or a national market system, including, without limitation, The NASDAQ Stock Exchange, its Fair Market Value shall be the closing market price of the Stock as reported on the date of determination, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of the determination, as quoted on such system or exchange, or the exchange with the greatest volume of trading in Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)If the Stock is quoted on The NASDAQ Stock Exchange or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Committee, by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder.

2.16"Grant Date" shall mean the date on which the Committee approves the grant of an Award pursuant to Section 4.4, or such later date as is determined and explicitly specified in an Award Agreement.

2.17"Incentive Stock Option" shall mean an option to purchase Stock granted under Section 6 of the Plan which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

2.18"Named Executive" means any individual who is determined as such in accordance with Item 402(a)(3) of Regulation S-K under the Exchange Act (generally, the principal executive and financial officers, and three others who are the most highly paid).

2.19"Nonqualified Stock Option" shall mean an option to purchase Stock granted under Section 6 of the Plan which is not intended to be an Incentive Stock Option.

2.20"Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

2.21"Participant" shall mean an Employee or Director who receives an Award under this Plan.

2.22"Plan" shall mean this Republic Bancorp, Inc. 2025 Stock Incentive Plan.

2.23"SAR" means a right to receive the difference, payable in Stock, between the base value of a number of shares of Stock, and that Stock's Fair Market Value on the date of Exercise, as described in Section 6.

2.24"Stock" shall mean the Company's Class A voting common stock of no par value.

2.25"Stock Award" means an award of Company Stock, either outright, or subject to time or performance-based restrictions, as described in Section 7.  A Stock Award might also be called "Restricted Stock" or "Performance Shares," depending upon its terms.

2.26"Stock Unit" means an award denominated in units convertible into Stock, which may be earned and vested based on performance or the passage of time, as described in Section 8.  A Stock Unit might also be called a "Restricted Stock Unit" or RSU, or a "Performance Stock Unit" or PSU, depending upon its terms.

2.27"Subsidiary" or "Subsidiaries" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" in  Code Section 424(f).

2.28"Termination of Employment" or "Service" shall be deemed to have occurred for any Award that is exempt from Code Section 409A and for all vesting or exercise purposes hereunder, at the time and date that the Employee notifies, or is notified by the Company or a Subsidiary, that Employee's employment will be terminating, even if not immediately effective.  With respect to a Director, it shall be deemed to occur on a Director's cessation of service on the board of directors of both the Bank and the Company.  The Committee shall determine whether an authorized leave of absence, or other absence on military or government service, constitutes severance of the employment relationship between the Company or a Subsidiary and the Employee.  With respect to any Award that provides for a deferral of compensation subject to the provisions of Code Section 409A, a Termination shall not be deemed to have occurred to trigger payment hereunder, unless such would be a "separation form service" as provided in Code Section

409A and regulations thereunder, and a leave of absence shall only constitute a Termination of Employment to the extent and at such time as such leave of absence would be deemed to constitute a separation from service for purposes of Code Section 409A in the rulings, treasury regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.  No termination shall be deemed to occur if (i) the Participant is a Director who becomes an Employee, or (ii) the Participant is an Employee who becomes a Director, except in the latter case Incentive Stock Options shall become Nonqualified Stock Options if not exercised within the time period following employment termination provided for in Section 7.

Section 3 — STOCK SUBJECT TO PLAN

3.1AUTHORIZED STOCK.  Shares of Stock that may be issued under the Plan pursuant to the exercise or grant of Awards shall be 3,000,000 authorized but unissued or reacquired shares of Stock, subject to adjustment as provided in Section 3.3, and reduced by any shares reserved from time to time for issuance at distribution of amounts due to be paid in Stock under the Company's Non-Employee Director and Key Employee Deferred Compensation Plan and taking into account outstanding Awards under the 2015 Plan.  Any or all of such maximum number of shares may be used for Incentive Stock Options.  Upon approval by the Board of Directors, the Company may from time to time acquire shares of Stock on the open market upon such terms as it deems appropriate for reserve in connection with exercises hereunder.  Subject to Section 3.3, (a) the maximum number of Shares that may be subject to Options or SARs granted to any Participant in any calendar year shall equal 300,000 Shares and include an exercise price equal to the Fair Market Value of the Stock as of the Grant Date, and (b) the maximum number of shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any Participant in any calendar year shall equal 150,000 Shares.

3.2EFFECT OF EXPIRATIONS.  The number of shares of Stock available for grants of Options or SARs hereunder shall initially be reduced by the number of shares for which Option or SAR Awards are actually granted, and by the number of potential shares to be issued based on the terms of Awards of Restricted Stock, Performance Shares, RSUs, or PSUs.  If any Award expires, terminates, is cancelled or lapses without exercise, the Stock no longer subject to such Award shall again be available to be awarded under the Plan.  If previously acquired shares of Stock are used to pay the exercise price of an Award or to pay withholding taxes due on exercise, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price or for such taxes.  If shares of Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, shares of Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, then the number of shares of Stock available for issuance under the Plan shall be reduced by the gross number of shares as to which such Option is exercised (not simply the net shares issued) and shall not again be available for grants under the Plan.  If an SAR is exercised and settled in Stock, the difference between the total number of shares of Stock exercised and the net Stock delivered shall again be available for grant under this Plan, with the result being that only the number of shares issued upon exercise of an SAR is counted against the Stock available for issuance under the Plan.

3.3ADJUSTMENTS IN AUTHORIZED SHARES.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the number of shares of Stock or the kind of shares or securities issuable upon exercise of an Option or payment of another Award, an appropriate and proportionate adjustment shall be made in the number and kind of shares which may be delivered under the Plan (both in the aggregate or under individual limits), and in the number and kind of or price of share subject to outstanding Awards; provided that the number of shares subject to any Award shall always be a whole number.  Any adjustment of an Incentive Stock Option under this Section shall be made in such a manner so as not to constitute a "modification" within the meaning of Code Section 424(h), and adjustments on other Awards shall be made in a manner consistent with that Section, as if it applied to non-Incentive Stock Options as well.  If the Company shall at any time merge or consolidate with or into another corporation or association, each Participant will thereafter receive, upon the exercise of an Option or grant of an Award, the securities or property to which a holder of the number of shares of Stock then deliverable upon the exercise of such Option or grant of such Award would have been entitled upon such merger or consolidation, and the Company shall take such steps in connection with such merger or consolidation as may be necessary to assure that the provisions of this Plan shall thereafter be applicable, as nearly as is reasonably possible, in relation to any securities or property thereafter deliverable upon the exercise of such Option or the grant of such Award.  A sale of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a merger or consolidation for the foregoing purposes.

Section 4 — ADMINISTRATION

4.1THE COMMITTEE.  The Plan shall be administered by the Committee.

4.2AUTHORITY OF THE COMMITTEE.  Subject to the provisions of the Plan, the Committee shall have sole power to (i) construe and interpret the Plan; (ii) to establish, amend or waive rules and for its administration; (iii) to determine and accelerate the ability to exercise any Option; (iv) to correct inconsistencies in the Plan or in any Award Agreement, or any other instrument relating to an Award; and (v) subject to the provisions of Sections 8 and 10, to amend the terms and conditions of any outstanding Award, to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

4.3INTERPRETATION CONSISTENT WITH TAX GOALS.  All constructions of this Plan shall be made in a manner the Committee believes consistent with Awards under the Plan either not constituting "deferred compensation" within the meaning of Code Section 409A or being compliant therewith if not exempt from that Code Section, and, with respect to Incentive Stock Options, consistent with the Code and Regulations governing the preservation of their tax treatment.  Constructions, interpretations and rules for administration of the Plan by the entire Board shall take precedence over and control any construction or interpretation by the Committee, and the Board shall attempt to reconcile any such constructions, interpretations or administrative procedures that will have application to more than one class of Participant.  Except as provided in Section 3.3, the purchase price per share of Stock covered by an Option and the base price above which appreciation will be paid upon exercise of SAR may not be amended or modified after the Grant Date, and an Option or SAR may not be surrendered in consideration of, or in exchange for, cash, other Awards or the grant of a new Option or SAR having a price below that of the Option or SAR that was surrendered in a way that would trigger taxation under Code Section 409A, without a Participant's consent.

4.4SELECTION OF PARTICIPANTS.  The Chairman of the Board of Directors or the CEO of the Company shall recommend the Employees or Directors to whom Awards should be granted and the number of shares of Stock subject to such Award, but the Committee shall have the sole authority to approve such grants, and such grants shall not be deemed made or the Fair Market Value of the underlying Options for their exercise price determined, until (i) written action is unanimously signed or (ii) a Committee resolution duly adopted at a meeting called in conformance with the rules governing the Committee's operation, or (iii) where the authority to serve as the Committee rests with the Chairman or CEO, when any paper or electronic writing by one or both of them listing the material terms of the grants (i.e, at least the names of Participants and amount and type of shares to be granted to each), is delivered to another officer for purposes of directing the prompt preparation of Award Agreements using the Fair Market Value at the close of the market on the date of that Committee action.

4.5DECISIONS BINDING.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and Subsidiaries, their shareholders, Participants and their estates and beneficiaries.  The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

4.6PROCEDURES OF THE COMMITTEE.  All determinations of the Committee shall be made by not less than a majority of its members present at a meeting (in person or otherwise) at which a quorum is present, or by unanimous written consent.  A majority of the entire Committee shall constitute a quorum for the transaction of business.  To the fullest extent permitted by law, no member of the Committee shall be liable, and the Company shall indemnify each Committee member, for any act or omission with respect to services on the Committee.  Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement for services on the Committee to the same extent as for services as directors of the Company.

4.7AWARD AGREEMENTS.  Each Award under the Plan shall be evidenced by an Award Agreement which shall be signed by the Company and, to the extent promises of the Participant are a condition to effectiveness of a grant, by the Participant, and shall contain such terms and conditions as may be approved by the Committee, which need not be the same in all cases.  Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee, provided that the terms of such Agreements as amended or supplemented, as well as the terms of the original Award Agreement, are not inconsistent with the provisions of the Plan, including with Section 10 hereof.  An Employee who receives an Award under the Plan shall not, with respect to the Award, be deemed to have become a Participant, or to have any rights with respect to the Award, unless and until an Award Agreement has been executed and, in the case of Award Agreements requiring the Participant's signature, delivered to the

Company, and the Participant has otherwise complied with the applicable terms and conditions of the Award.  In no event shall an Option be issued or changed hereunder to allow its net value to be settled in cash rather than in Stock, or for an exercise price that is or may become less than the Fair Market Value of the Stock on the Grant Date.

Section 5 — ELIGIBILITY

Employees and Directors of the Company and its Subsidiaries who are expected by the Committee to contribute substantially to the growth and profitability of the Company and its Subsidiaries are eligible to receive Awards, except that the Committee may grant Incentive Stock Options only to Employees.

Section 6 — STOCK OPTIONS AND SARS

6.1GRANT.  Any Option granted to a Participant may be made either alone or in conjunction with any other type of Award which may be granted under the Plan. The Committee may grant SARs to a Participant separately or in tandem with an Option or other type of Award. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Stock that the Participant may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, any tandem SARs relating to the Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Stock.  An Incentive Stock Option may only be granted within ten years from the date the Plan is effective (when approved by the Company's stockholders).

6.2OPTION OR SAR PRICE.  The purchase price per share of Stock covered by an Option and the base price above which appreciation will be paid upon exercise of SAR shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date.  An Incentive Stock Option (and any tandem SARs) granted to any Employee who, at the time the Option or SAR is granted, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or any Subsidiary, shall have an exercise or base price which is at least 110% of the Fair Market Value of the Stock subject to the Option or SAR on the Grant Date.

6.3EXERCISE PERIOD.  The Exercise Period shall be determined by the Committee, but no Incentive Stock Option and related tandem SAR shall be exercisable later than ten years from the Grant Date.  All Options that vest based on the passage of time (as opposed to achievement of certain performance) shall have a vesting period of at least three years; partial vesting may occur in increments over that period, and the Award Agreement may provide for acceleration of vesting in certain events, in the Committee's discretion.  Notwithstanding the foregoing, in the case of an Participant owning (within the meaning of Section 424(d) of the Code), at the time an Incentive Stock Option and tandem SAR is granted, more than 10% of the total combined voting power of all classes of Stock of the Company or any Subsidiary, such Incentive Stock Option and related SAR shall not be exercisable later than five years from the Grant Date.  Except as determined otherwise by the Committee and specified in the Award Agreement, no other Option or SAR shall be exercisable later than the 10th anniversary date of its grant.  No Option or

SAR may be exercised at any time unless such Option or SAR is valid and outstanding as provided in the Plan.  The Committee may provide in an Award Agreement that the Participant may elect to exercise part or all of an Option or SAR before it otherwise has become exercisable, and, if so allowed, any shares so purchased or issued  shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the exercise price paid for those shares, or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.  Options or SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the Grant Date (except that such Awards may become exercisable, as determined by the Committee, upon the Participant's death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

6.4LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS.  The aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which an Participant's Incentive Stock Options are exercisable for the first time during any calendar year (under this and all other stock option plans of the Company, any Subsidiary or any parent corporation) shall not exceed $100,000.  If Options or portions of Options become exercisable for the first time as a result of acceleration under Section 10.8 and cause this $100,000 limit to be exceeded, Options in excess of the limit shall be treated as a Nonqualified Stock Option for tax purposes, in accordance with the first-grant ordering rules of Treas. Reg. § 1.422-4.

6.5NONTRANSFERABILITY OF OPTIONS.  No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during the Participant's lifetime, only by the Participant.

6.6EXERCISABILTY.  An Option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the Option may be exercised at a particular time and to such other conditions (e.g., exercise could be conditioned on performance and will be conditioned on the Participant then being an Employee in good standing) as the Committee in its discretion may specify upon granting the Option or as otherwise provided in this Section 6.

6.7METHOD OF EXERCISE; PAYMENT.  To exercise an Option or SAR, the Participant or the other person(s) entitled to exercise the Option or SAR shall give written notice of exercise to the Committee, specifying the number of full shares under the Award to be exercised.  In the case of Options, such notice shall be accompanied either by payment in full in cash for the Stock being purchased plus, in the case of Nonqualified Stock Options or SARs, any required withholding tax as provided in Section 12.  Payment in full or in part may be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to:

(i)	U.S. dollars by personal check, bank draft or money order payable to the Company, by money transfer or direct account debits;
(ii)	delivery or attestation of a number of shares of Stock having an aggregate Fair Market Value on the date of delivery of not less than the product of the

Option' exercise price multiplied by the number of shares of Stock the Participant intends to purchase upon exercise of an Option or the total settlement due under such other Award;

(iii)	a cashless exercise;
(iv)	if approved by the Committee, through a net exercise procedure; or
(v)	any combination of the above forms and methods.

No shares of Stock shall be issued unless the Participant has fully complied with the provisions of this Section.  An Option may not be exercised for a fraction of a share of Stock. Any surrender by a person subject to the reporting requirement of Section 16b of the Exchange Act of previously owned shares of Stock to satisfy a payment obligation arising upon exercise of this Option or SAR must comply with the applicable provisions of Rule 16b-3 under the Exchange Act. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.  The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Stock, cash or a combination of the two. For purposes of calculating the number of shares of Stock to be received, shares of Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

6.8TERMINATION OF EMPLOYMENT OR SERVICE.  After an Employee's Termination of Employment, or a Director's Termination of Service, an Option or SAR may not be exercised, except as may be specifically allowed in the applicable Award Agreement upon death or Disability or after a Change in Control, but in no event after the final expiration date of the Option or SAR as specified in the applicable Award Agreement.  Except to the extent shorter (or longer, in the case on Nonqualified Stock Options and related SARs) periods are provided in the Award Agreement by the Committee, an Employee's right to exercise an Option or SAR shall terminate at the earliest of:  (i) at the expiration of six months in the event of Termination of Employment or Service due to death or Disability; (ii) three months (12 months in the case of Nonqualified Stock Option or SARs) following Termination of Employment or Service if such termination occurs after the happening of a Change in Control, (iii) immediately upon Termination of Employment or Service in all other cases; or (iv) at the end of the Exercise Period.  Any Option or SAR exercised after death may be exercised in full by the legal representative of the estate of the Participant or by the person or persons who acquire the right to exercise such Option or SAR by bequest or inheritance.

Section 7 — STOCK AWARDS

7.1STOCK AWARD GRANT.  The Committee may grant shares of Stock to Employees or Directors with or without receipt of any payments therefor by the Participant, as additional compensation for services to the Company or its Subsidiaries ("Stock Award").  Each Stock Award shall be evidenced by an Award Agreement setting forth the terms and conditions applicable to the Stock Award.

7.2STOCK AWARD RESTRICTIONS.  The Committee will specify in an Award Agreement the manner in which a Stock Award will be transferable, and any other restrictions (including, without limitation, limitations on the right to vote or the right to receive dividends).  These restrictions may lapse separately or in combination at such time, and under such circumstances and in such installments upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of grant; provided, however, that all Stock Awards that vest based on the passage of time (as opposed to achievement of certain performance) shall have a vesting period of at least three years; partial vesting may occur in increments over that period, and the Award Agreement may provide for acceleration of vesting in certain events, in the Committee's discretion.  The Committee may not retain the discretion to lengthen the restriction period, if such change in the restriction period would have the effect of delaying the date on which the Award ceases being subject to a "substantial risk of forfeiture" within the meaning of Sections 83(b) and 409A of the Code and therefore subject to Federal income tax.  Except as provided in an Award Agreement, the Participant will have immediate right of ownership with respect to the shares granted under the Stock Award, including the right to vote the shares and the right to receive dividends with respect to the shares.

7.3FORFEITURE.  Except as otherwise determined by the Committee at the Grant Date, upon Termination of Employment or Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Stock Awards that are at that time subject to restrictions shall be forfeited; provided, however, that all Stock Awards that vest based on the passage of time (as opposed to achievement of certain performance) shall have a vesting period of at least three years; partial vesting may occur in increments over that period, and the Award Agreement may provide for acceleration of vesting in certain events, in the Committee's discretion, and, unless provided to the contrary in the Award Agreement, shall be waived upon a Change in Control.

7.4STOCK CERTIFICATES.  Shares for Stock Awards shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant or a custodian or escrow agent (including, without limitation, the Company or one of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant.  If the physical certificates representing Stock Awards are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions (if any) applicable to the Stock.

Section 8 — STOCK UNITS

8.1GRANT.  The Committee may grant Stock Units to a Participant upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company's records for purposes of the Plan.

8.2Terms of Stock Units.  The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals.  Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

8.3Payment With Respect to Stock Units.  Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Award Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

8.4Requirement of Employment or Service.  The Committee shall determine in the Award Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited; provided, however, that all Stock Awards that vest based on the passage of time (as opposed to achievement of certain performance) shall have a vesting period of at least three years; partial vesting may occur in increments over that period, and the Award Agreement may provide for acceleration of vesting in certain events, in the Committee's discretion and, unless provided to the contrary in the Award Agreement, shall be waived upon a Change in Control.

8.5Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company's records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

8.6Section 409A Compliance.  Notwithstanding the Committee's discretion to specifying the time or times or the occurrence of such event or events upon which each Stock Unit granted under the Plan shall be payable, to the extent a Stock Unit granted under the Plan provides for the deferral of compensation subject to the provisions of Code Section 409A, the time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

Section 9 — OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 6, 7 or 8 that are based on or measured by Stock to Participants, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Award Agreement.

Section 10 — AMENDMENTS

10.1AMENDMENTS.  The Board of Directors may terminate, suspend, amend or alter the Plan, but, except as specifically authorized in this Plan, no action of the Board or the Committee may:

(a)Impair or adversely affect the rights of a Participant under an Award theretofore granted, without the Participant's consent;

(b)Extend the exercise period of an Option or SAR beyond the final lapse date stated at grant.

(c)Without the approval of the shareholders:

(i)Increase the total amount of Stock which may be delivered under the Plan except as is provided in Section 3 of the Plan;

(ii) Make any grants of Awards after any change in the granting corporation (for example, by assumption of the Plan by another corporation) or in the definition of Stock;

(iii)Extend the period during which Incentive Stock Options may be granted, as specified in Section 6.1; or

(iv) Change the employees or classes of employees eligible to receive grants of Awards under the Plan.

10.2CONDITIONS ON AWARDS.  In granting an Award, the Committee may establish any conditions that it determines are consistent with the purposes and provisions of the Plan, including, without limitation, a condition that the granting of an Award is subject to the surrender or cancellation of any or all outstanding Awards held by the Participant, provided that any surrender shall be considered a substitution under Code Section 409A and provisions can be different only to the extent that the original Award could have been amended to include such provision.  Subject to the foregoing, any new Award made under this Section may contain such terms and conditions as the Committee may determine.

10.3SELECTIVE AMENDMENTS.  Any amendment or alteration of the Plan may be limited to, or may exclude from its effect, particular Participants or classes of Participants.

Section 11 — GENERAL PROVISIONS

11.1 UNFUNDED STATUS OF PLAN.  The Plan is intended to constitute an "unfunded" plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and shall not extend, with respect to any payments or property transfer not yet made to a Participant, any rights that are greater than those of a general creditor of the Company.

11.2TRANSFERS, LEAVES OF ABSENCE AND OTHER CHANGES IN SERVICE OR EMPLOYMENT STATUS.  For purposes of the Plan:  (i) a transfer of an Employee or Director from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another; or (ii) a leave of absence, duly authorized in writing by the Company or a Subsidiary, for military service or sickness, or for any other purpose approved by the Company or a Subsidiary if the period of such leave does not exceed 90 days; or (iii) any leave of absence in excess of 90 days approved by the Company or Subsidiary then employing the Employee, shall not be deemed a Termination of Employment or Service.  The Committee, in its sole discretion subject to the terms of the Award Agreement, shall determine the disposition of all Awards made under the Plan in all cases involving any substantial change in employment or Director status other than as specified herein.

11.3DISTRIBUTION OF STOCK – SECURITIES RESTRICTIONS.  The Committee may require Participants receiving Stock pursuant to any Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares for investment without a view to distribution thereof.  No shares of Stock shall be issued or transferred pursuant to an Award unless such issuance or transfer complies with all relevant provisions of law, including, but not limited to, the (i) limitations, if any, imposed in the state of issuance or transfer, (ii) restrictions, if any, imposed by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) requirements of any stock exchange upon which the Company's shares may then be listed.  The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

11.4ASSIGNMENT PROHIBITED.  Subject to the provisions of the Plan and the Award Agreement, no Award shall be assigned, transferred, pledged or otherwise encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and such Awards shall be exercisable, during the Participant's lifetime, only by the Participant.  Awards shall not be pledged or hypothecated in any way, and shall not be subject to any execution, attachment, or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of an Award contrary to the provisions of the Plan, or the levy of any process upon an Award, shall be null, void and without effect.  The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant's death may be provided.

11.5OTHER COMPENSATION PLANS.  Nothing contained in the Plan shall prevent the Company or the Bank from adopting other compensation arrangements, subject to stockholder approval if such approval is required.

11.6AUTHORITY LIMITED TO COMMITTEE.  No person shall at any time have any right to receive an Award hereunder and no person shall have authority to enter into an agreement on behalf of the Company for the granting of an Award or to make any representation or warranty with respect thereto, except as granted by the Committee.  Participants shall have no rights in respect to any Award except as set forth in the Plan and the applicable Award Agreement.

11.7NO RIGHT TO EMPLOYMENT.  Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Board of Directors or the Committee under the Plan or any Award Agreement, or any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ of the Company or any Subsidiary.

11.8EFFECT OF CHANGE OF CONTROL ON ABILITY TO EXERCISE OR LAPSE OF RESTRICTIONS.  Unless otherwise provided to the contrary in an Award Agreement, in the event of a Change of Control (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Committee may determine.  Unless provided otherwise in an Award Agreement, Termination of Employment or Service following a Change in Control shall not result in immediate lapse of an ability to exercise an Option, but rather the Participant shall have a 3 month period after any such Termination to do so, for Incentive Stock Options and related SARs, and 12 months in the case of all other Options or SARs consistent with Section 6.8, unless the Award Agreement provides specifically to the contrary or the latest exercise date of the Option or SAR arrives sooner.

11.9OPTIONAL ACTIONS AFTER CHANGE IN CONTROL.  In the event of a Change of Control, the Committee may also take one or more of the following actions with respect to any or all outstanding Awards: the Committee may (i) require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant's unexercised Options and SARs exceeds the purchase price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Awards that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

11.10NOT A SHAREHOLDER.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing Stock from a Stock Award or exercised Option, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Stock.  The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the

Option or grant of a Stock Award.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

11.11CLAWBACK RIGHTS.  All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

11.12No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.13RESTRICTION ON TRANSFER OF SHARES ACQUIRED FROM AN AWARD.  No Participant shall sell, assign, transfer or otherwise dispose of any Stock acquired by exercise of an Option or via a Stock Award ("Award Stock") acquired by exercise of an Option, SAR or via a Stock Award or Stock Unit except in accordance with this Section.  With respect to all Award Stock, the Participant shall provide the Company in writing a notice (the "Transfer Notice") in advance of any proposed transfer of the Award Stock, setting forth Participant's intent to transfer some portion, or all, of Participant's Award Stock (the "Offered Shares").  The Transfer Notice shall constitute an irrevocable offer to sell any or all of the Offered Shares to the Company.  If the Company does not accept such offer (or to the extent not accepted) and agree to buy some or all of the Offered Shares within 10 days after receipt of the Transfer Notice (the "Offer Date"), the Participant may at any time thereafter transfer the Offered Shares to any person or on the market on which the shares are then trading.  The Company shall make payment in cash for any Offered Shares that it purchases pursuant to this Section within 10 days after the date when the Company delivers notice of its acceptance of the offer (the "Purchase Date") at a price per share equal to the greater of the Fair Market Value of the Offered Shares (i) on the Purchase Date or (ii) on the Offer Date (the "Purchase Price").  The Participant or personal representative of the Participant shall surrender certificates representing the offered Award Stock at the time the Company makes such payment.  The right of first refusal imposed by this Section shall not apply to the transfer by operation of law to a deceased Participant's personal representative or to persons who acquire the Award Stock by bequest or inheritance (the "Heir"), but shall apply to the Award Stock further transferred by that personal representative or Heir.  All Award Stock issued upon exercise or grant of an Award hereunder shall bear a legend notifying the holder thereof of the restrictions of this Section, which restrictions shall be removed upon the Participant's compliance with the terms of this right of first refusal.  The restriction in this Section shall expire upon the happening of a Change in Control.

Section 12 — TAX MATTERS

12.1TAX WITHHOLDING.  All Employees shall make arrangements satisfactory to the Committee to pay to the Company, at the time of exercise in the case of a Nonqualified Stock Option or at the time restrictions lapse or at the Grant Date of a Stock Award to an Employee, as the Committee determines appropriate, any federal, state or local taxes required to be withheld with respect to such exercise, grant or lapse of an Award restriction.  If a Participant fails to make such tax payments as are required, the Company and its Subsidiaries may refuse to recognize the attempted exercise, grant or lapse of restriction, or may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Employee.

12.2SHARE WITHHOLDING.  If permitted by the Committee in an Award Agreement, the withholding obligation may be satisfied by the Company retaining shares of Stock with a Fair Market Value equal to the amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

12.3Delay For Specified Employees.  Any Award that is subject to Code Section 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant's separation from service, if required by Code Section 409A. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant's death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the "specified employee" requirements of Section 409A of the Code.

12.4NO TAX GUARANTEES.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Code Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Code Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

12.5TAX REPORTS.  The Company or the Bank shall reflect the exercise of any Incentive Stock Option on an informational report as required by Code Section 6039 no later than January 31 of the year following exercise.  The compensation resulting from exercise of a Nonqualified Stock Option or a Stock Award by an Employee or former Employee, and related income and employment tax withholding related thereto, shall be reported on that Employee's W-2 Form for the year of exercise or vesting (as the case may be) as required by the Code.

Section 13 — EFFECTIVE DATE OF PLAN

The Plan shall be effective on the date (the "Effective Date") when a majority of the total votes eligible to be cast at a duly held meeting of shareholders approves the Plan (as certified by the Company's Secretary at the end of this Plan).

Section 14 — TERM OF PLAN

Unless terminated earlier by the Board of Directors, this Plan shall not expire or terminate until all of the Stock reserved for issuance hereunder has been awarded.

Board Approval: November 20, 2024 CA [secretary to initial]

Shareholder Approval:April 24, 2025 CA [secretary to initial]